Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-163818 and 333-51538 of Greene County Bancorp, Inc. on Form S-8 of our report dated June 25, 2013, appearing in the Annual Report on Form 11-K of the statements of net assets available for benefits of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust in the United States as of December 31, 2012 and 2011, and the related satements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust.

By:  /s/ Bonadio & Co., LLP
       Bonadio & Co., LLP

Syracuse, New York
June 25, 2013

20